UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 19, 2007
E ENERGY ADAMS, LLC
(Exact name of small business issuer as specified in its charter)

Nebraska	000-52426	20-2627531
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

510 Main Street, P.O. Box 49, Adams, Nebraska 68301 (Address of principal executive offices)
(402) 988-4655
(Issuer’s telephone number)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.
Distiller’s Grain Marketing Agreement between E Energy Adams, LLC and Commodity Specialist Company
     On March 19, 2007, we entered into a Distiller’s Grain Marketing Agreement (the “Distiller’s Agreement”) with Commodity Specialist Company (“CSC”), an unrelated party, for the sale of our Distiller’s Dried Grains with Solutbles (“DDGS”), Wet Distillers Grains (“WDG”), and Solubles (“Solubles”) (collectively referred to as “Products”). Under the terms of the Distiller’s Agreement, we have agreed to sell to CSC our entire output of Products from the ethanol production plant to be located in Gage County, Nebraska (the “Plant”).
     We will receive prices equal to 98% of the actual sale price received by CSC from its customers for all DDGS and 96% of the actual sale price received by CSC from its customers for all WDG, less customary freight costs. However, the fee to CSC for their services shall in no event be less than $1.50 per ton of DDGS and WDG. For our Solubles, we will receive prices equal to 100% of the actual sale price received by CSC from its customers, less customary freight costs and minus an amount equal to $2.00 per ton. The Distiller’s Agreement imposes quality standards on our Products. The term of the Distiller’s Agreement is one year commencing with the start-up of the Plant. After the one-year period, the Distiller’s Agreement will continue until terminated by either party upon 90 days written notice to the other party.
Item 5.02 Appointment and Compensatory Arrangements of Certain Officers.
Chief Financial Officer Employment Agreement
     E Energy Adams, LLC (the “Company”) executed an Employment Agreement (the “Agreement”) on March 19, 2007, to hire Mr. Larry Brees for the position of Chief Financial Officer (“CFO”). The terms of the Agreement provide that Mr. Brees shall report directly to the board of directors and the CEO/General Manager and his duties under the Agreement include, but are not limited to budget management and control of departmental expenditures, planning and development of strategy for operational management to meet performance plans, budgets and timescales, establishing and maintaining systems for measuring performance of the Company, monitoring and reporting operational issues, and ensuring compliance for various quality management, safety and legal issues.
     Prior to the date Mr. Brees accepted the position of CFO with the Company, he held the position of Controller for Big River Resources, LLC in West Burlington, Iowa from February 2004 to the present. Prior to his employment with Big River Resources, LLC, Mr. Brees worked in the accounting department and later as Accounting Supervisor at Aventine Renewable Energy in Pekin, Illinois from November 2000 to February 2004. Mr. Brees is currently 51 years old.
     In consideration of his services, Mr. Brees will receive an annual base salary of $95,000 and will be eligible for a Pre-Startup Bonus up to $20,000 for exceptional services rendered by Mr. Brees prior to startup of operations of the Company. In addition, Mr. Brees will receive a $5,000 per year (prorated monthly) housing allowance until such time as Mr. Brees’ family moves to the area of the Company. Mr. Brees will also be eligible for an annual performance bonus of up to 50% of his base salary at the discretion of the CEO and the Board of Directors. Mr. Brees will be entitled to participate fully in the Company’s employee benefit plans and programs. Mr. Brees will also be reimbursed for reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties and responsibilities as CFO.
     The Company may terminate the Agreement without cause by notifying Mr. Brees at least 30 days in advance of the effective date of such termination. The Company may terminate the Agreement for cause at any time without prior notice to Mr. Brees. Mr. Brees may terminate the Agreement by notifying the CEO at least 60 days in advance of such termination.
     In connection with the future termination of the Agreement, Mr. Brees will have the obligation not to disclose the Company’s confidential information or trade secrets to any person or entity for a period of 24 months following termination of the Agreement. Mr. Brees is also subject to a covenant not to compete with the Company for a period of 24 months following termination of the Agreement and within a 200 mile radius of the Company’s facilities in Gage County, Nebraska.

Item 9.01 Financial Statements and Exhibits
(c) Exhibits
10.1	Chief Financial Officer Employment Agreement dated March 19, 2007 between E Energy Adams, LLC and Larry Brees.

10.2	Distiller’s Grain Marketing Agreement dated March 19, 2007 between E Energy Adams, LLC and C ommodity Specialist Company.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E ENERGY ADAMS, LLC

March 22, 2007	/s/ Jack L. Alderman
Date	Jack L. Alderman, Chairman/CEO